Exhibit 11

FIRST AMENDMENT

TO

WARRANT AGREEMENT

First Amendment to Warrant Agreement (this “Amendment”) by and between AgeX Therapeutics Inc., a Delaware corporation (“Company”) and Juvenescence Limited, a British Virgin Islands company (“Lender”) is effective as of July 21, 2020 (“Effective Date”).

WHEREAS, Company and Lender, entered into a Secured Convertible Facility Agreement, dated March 30, 2020 (the “Loan Agreement”);

WHEREAS, in connection with the Loan Agreement, Company and Lender entered into a Warrant Agreement, dated March 30, 2020 (“Warrant Agreement”);

WHEREAS, Company’s common stock, par value $0.0001 per share (“Shares”), is listed on the NYSE American stock exchange;

WHEREAS, in order to list the shares issuable to Lender by Company upon the exercise of warrants issued to Lender under the terms of the Warrant Agreement, NYSE American has required that the parties amend the Warrant Agreement to comply with Section 713 of the NYSE American Company Guide, and

WHEREAS, Lender and Company have agreed to amend the Warrant Agreement on terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Definitions. Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Warrant Agreement.

2.       Amendments to the Warrant Agreement. The Warrant Agreement is hereby amended as follows:

(a)       Section 3.3 of the Warrant Agreement is hereby amended by the addition of Section 3.3(f) which shall read as follows:

3.3(f) If under the rules of the Applicable Exchange, approval by the stockholders of Company would be required in connection with the exercise of all or any portion of the Warrant Shares, then unless and until such stockholder approval has been obtained, the maximum amount of Warrant Shares that may be issued upon exercise of the Warrants shall be an amount entitling Lender to receive a number of Warrant Shares that, when added to (i) any Shares owned by Lender immediately prior to such exercise and (ii) any Shares issued to Lender upon such exercise of Warrants, would equal the 50% Cap. To the extent any Warrants cannot be exercised because of the 50% Cap at any time (including after giving effect to the assumed conversion or exercise of any other securities or instruments held by the Lender that are convertible into or exercisable for Common Stock), such Warrants shall remain outstanding and the Company shall use commercially reasonable efforts to obtain its stockholders’ approval at the Company’s next annual meeting of stockholders the issuance of Warrant Shares in excess of the 50% Cap limitation, and the Expiration Date of each Warrant shall be the date sixty (60) days following the date of such annual meeting or the original Expiration Date, whichever is later.

First Amendment to Warrant Agreement

(b)       Section 6.4 of the Warrant Agreement is hereby amended by adding, immediately prior to the proviso in the first sentence thereof, the phrase “in each case, without regard to any limitations or restrictions on the exercise thereof;”

(c)       Section 20 of the Warrant Agreement is hereby amended by the addition of the following definitions:

“Applicable Exchange” means NYSE American stock exchange or any other national stock exchange on which the Shares are listed.

“50% Cap” means one share less than 50% of the total outstanding shares of Company as of the date on which the 50% Cap is determined.

3.       Limited Effect. Except as expressly provided hereby, all of the terms and provisions of the Warrant Agreement is and shall remain in full force and effect and is hereby ratified and confirmed by Company and Lender. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Warrant Agreement or the Loan Agreement for any purpose except as expressly set forth herein or a consent to any further or future action on the part of Company that would require the waiver or consent of Lender.

4.       Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and each of their respective successors and assigns.

5.       Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of England and Wales.

6.       Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

[Signature page follows.]

First Amendment to Warrant Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Company:		Lender:

AgeX Therapeutics Inc., a Delaware corporation		Juvenescence Limited, a British Virgin Islands company

By:	/s/ Michael D. West	By:	/s/ Gregory Bailey
	Michael D. West, President and CEO		Gregory Bailey, Authorized Signatory

By:	/s/ Andrea Park
Andrea Park, Chief Financial Officer

Signature Page

First Amendment to Warrant Agreement